Appleton Reports Third Quarter 2012 Results

APPLETON, Wis., Nov. 5, 2012 /PRNewswire/ --

  Adjusted operating income up $10.9 million or 97%
  Net sales were down approximately 3% compared to third quarter 2011, but up approximately 2% adjusting for discontinued carbonless papers sales to non-strategic international markets
  Net sales of thermal papers up over 9%; shipments up more than 7%

Appleton's third quarter 2012 net sales of $210.7 million decreased 2.9% compared to third quarter 2011. Adjusting for the Company's decision to discontinue the sale of carbonless papers into certain non-strategic international markets, third quarter 2012 net sales were up 1.8%. The Company's strong revenue growth from thermal papers of 9.3% helped to partially offset the sales decreases in carbonless papers and Encapsys.

Appleton reported a third quarter 2012 operating income of $11.9 million compared to operating income of $11.2 million during third quarter 2011. Excluding certain items, third quarter 2012 adjusted operating income was $22.1 million, $10.9 million higher than adjusted operating income reported for third quarter 2011.Operating income for third quarter 2012 was reduced by a $7.0 million settlement charge relating to the withdrawal from the multi-employer pension plan as negotiated by Appleton participants during recently-concluded labor contract negotiations. The Company also recorded $5.1 million of costs related to ceasing papermaking operations at the West Carrollton, Ohio mill and transitioning to base paper produced by Domtar. Also during the quarter, a $2.2 million environmental expense insurance recovery was recorded.

Appleton's net sales for the first nine months of 2012 were $644.3 million, 1.1% lower than the first nine months 2011. Adjusting for the Company's decision to discontinue the sale of carbonless papers into certain non-strategic international markets, sales for this period were up 1.6%. Appleton reported an operating loss of $70.3 million for the first nine months of 2012 compared to operating income of $32.2 million for the same period last year. Excluding certain items, current year adjusted operating income was $51.9 million, $16.6 million higher than adjusted operating income reported for the same period 2011. On a year-to-date basis, costs related to ceasing papermaking operations at West Carrollton and transitioning to Domtar base paper were $110.2 million. Current year results also included $7.2 million of business combination transaction costs, the $7.0 million multi-employer pension plan settlement charge and the $2.2 million environmental expense insurance recovery. First nine months 2011 operating income included a $3.1 million charge for a litigation settlement.

The following schedule presents adjusted operating income for the three- and nine-month periods ended September 30, 2012 and October 2, 2011.

	For the Three	For the Three	For the Nine	For the Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011
	(dollars in millions)
Operating income (loss)	$ 11.9	$ 11.2	$ (70.3)	$ 32.2

Add:
Restructuring	0.7	--	27.2	--
Accelerated depreciation of decommissioned assets	0.9	--	63.1	--
Papermaking cessation costs, Domtar transition	3.5	--	19.9	--
Discontinued business combination transaction costs	0.3	--	7.2	--
Litigation settlement	--	--	--	3.1
Environmental expense insurance recovery	(2.2)		(2.2)	--
Multi-employer pension plan withdrawal expense	7.0	--	7.0	--
Adjusted operating income	$ 22.1	$ 11.2	$ 51.9	$ 35.3

Strong quarter and nine-month performances

Mark Richards, Appleton's chairman, president and chief executive officer, said strong sales and earnings growth from the thermal papers segment, combined with the savings delivered by the strategic supply agreement with Domtar, helped Appleton to improve adjusted operating income by nearly $11 million during third quarter 2012 and more than $16 million for the first nine months of 2012, compared to the same periods in 2011.

Richards said the Company's third quarter performance built on the momentum of the second quarter's solid results. "We continue to execute our plan by delivering strong and consistent product quality, service and value to our customers, improving operating performance, and implementing the base paper supply agreement with Domtar," Richards said.

Sales of thermal papers grew more than 9% for third quarter 2012 and nearly 10% for first nine months of 2012. Shipments increased more than 7% for the third quarter and nearly 6% for first nine months of 2012.

Richards said Appleton's state-of-the-art thermal product manufacturing capabilities, improved cost structure, and enhanced market insight are helping the Company reduce its development time for new thermal products, enrich its product mix, and increase its global market share. He cited the Company's recent introduction of Résiste 185-3.3, a new high-performance thermal face stock developed for retail weigh scale label applications, as the latest example.

Appleton realized approximately $5 million in savings in third quarter 2012 from improved operating efficiencies and reduced manufacturing costs associated with the implementation of the base paper supply agreement with Domtar. The Company continues to reduce inventories it built to support the transition to using Domtar base paper. Third quarter reductions kept Appleton on track to reach its year-end goal of lowering working capital by $25 to $30 million. The Company defines working capital as inventories and accounts receivable minus accounts payable.

The growth of Appleton's thermal papers segment nearly offset the decline of the carbonless segment and soft sales for the Encapsys business. Carbonless sales declined approximately 13% for the third quarter and nearly 9% for the first nine months of 2012, compared to the same periods in 2011. Appleton's carbonless sales declined by 4% in both the third quarter and first nine months of 2012, after adjusting for the Company's previously-announced decision to discontinue selling carbonless papers into certain non-strategic international markets.

Sales for the Company's specialty chemical segment, Encapsys, were down approximately 11% for both the third quarter and first nine months of 2012. Encapsys continues to be affected by weak economic conditions that reduced short-term demand for its customers' products containing microencapsulated ingredients.

Third Quarter and First Nine Months Business Unit Results (dollars in thousands):

	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011

Carbonless Papers	$ 95,857	$ 110,369	$ 8,465	$ 6,353
Thermal Papers	106,534	97,443	912	4,072
Encapsys	12,804	14,444	3,353	3,588
Other (Unallocated)	--	--	(121)	(2,037)
Intersegment (a)	(4,451)	(5,152)	(659)	(777)
	$ 210,744	$ 217,104	$ 11,950	$ 11,199

	Net Sales for the		Operating (Loss) Income for the
	Nine Months Ended		Nine Months Ended
	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011

Carbonless Papers	$ 315,733	$ 346,357	$ (33,287)	$ 21,353
Thermal Papers	304,946	278,103	(29,776)	11,264
Encapsys	38,998	43,938	8,416	10,738
Other (Unallocated)	--	--	(13,380)	(8,615)
Intersegment (a)	(15,402)	(16,693)	(2,300)	(2,507)
	$ 644,275	$ 651,705	$ (70,327)	$ 32,233

(a)	Represents the portion of the Encapsys segment relating to microencapsulated products provided internally for the production of carbonless papers.

Carbonless Papers

Third quarter 2012 carbonless papers net sales of $95.9 million were down 13.1%, compared to third quarter 2011, on lower shipment volumes of approximately 16%. Excluding the impact of the Company's decision to discontinue the sale of carbonless papers into certain non-strategic international markets, third quarter 2012 carbonless shipment volumes were approximately 3% lower than the same quarter in 2011. During the first nine months of 2012, carbonless net sales totaled $315.7 million, a decrease of 8.8 % from the prior year. Year-to-date, shipment volumes were approximately 11% lower than last year. Adjusting for the decision not to sell into certain non-strategic international markets, volumes declined approximately 4%. For both the current year three- and nine-month periods, the impact of lower volumes was offset by the benefits realized from favorable pricing and product mix.

	For the Three	For the Three	For the Nine	For the Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011
	(dollars in millions)
Operating income (loss)	$ 8.5	$ 6.4	$ (33.3)	$ 21.4

Restructuring	0.4	--	15.0	--
Papermaking cessation costs, Domtar transition	1.4	--	9.3	--
Accelerated depreciation	0.5	--	34.7	--
Multi-employer pension plan withdrawal expense	0.2	--	0.2	--
Adjusted operating income	$ 11.0	$ 6.4	$ 25.9	$ 21.4

Third quarter 2012 adjusted operating income was $11.0 million compared to adjusted operating income of $6.4 million in the same quarter last year. Adjusted operating income of $25.9 million was reported during the first nine months of 2012 compared to adjusted operating income of $21.4 million for the same period of 2011.

Thermal Papers

Current quarter net sales of thermal papers increased 9.3%, compared to the prior year quarter, largely due to increased shipment volumes of over 7%. Continued strong demand for Appleton's tag, label and entertainment ("TLE") thermal products resulted in a nearly 24% increase in TLE shipment volumes. Year-to-date, TLE volumes were up almost 21% over 2011. TLE sales into international markets were up over 30%.

	For the Three	For the Three	For the Nine	For the Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011
	(dollars in millions)
Operating income (loss)	$ 0.9	$ 4.1	$ (29.8)	$ 11.3

Restructuring	0.3	--	12.2	--
Papermaking cessation costs, Domtar transition	2.1	--	10.6	--
Accelerated depreciation	0.4	--	28.4	--
Multi-employer pension plan withdrawal expense	6.8	--	6.8	--
Adjusted operating income	$ 10.5	$ 4.1	$ 28.2	$ 11.3

Adjusted operating income of $10.5 million and $28.2 million were recorded during the three and nine months ended September 30, 2012, respectively. These compared to adjusted operating income of $4.1 million and $11.3 million for the same periods of 2011, respectively. The positive impact of higher shipment volumes, favorable pricing and the continued strong demand for TLE products resulted in much-improved results that were more than double that of the prior year periods.

Encapsys

Third quarter 2012 net sales of $12.8 million were $1.6 million, or 11.4%, lower than third quarter 2011. Third quarter 2012 volumes were approximately 15% lower than the prior year due to the weak global economy reducing the short-term demand for customer products using Encapsys microencapsulation. Encapsys volumes were also affected by the decline in carbonless papers production. For the first nine months of 2012, Encapsys recorded net sales of $39.0 million which were $4.9 million, or 11.2%, lower than the same period last year. Year-to-date shipment volumes were down approximately 16%. Though the weak economy negatively impacted the short-term demand for customer products using Encapsys microencapsulation, the Company recorded three sequential quarters of increased shipment volumes.

Third quarter operating income of $3.4 million was $0.2 million lower than last year's third quarter, largely due to the lower shipment volumes. Year-to-date 2012 operating income of $8.4 million was $2.3 million lower than 2011 through the same period.

Other (Unallocated)

Other (unallocated) includes unallocated corporate expenses. Third quarter 2012 unallocated corporate expenses of $0.1 million were $1.9 million lower than the prior year quarter primarily due to $2.2 million of environmental expense insurance recovery recorded during the current quarter. Year-to-date 2012 expense of $13.4 million was $4.8 million higher than expense recorded for the first nine months of 2011 and included $7.2 million of discontinued business combination transaction costs. Unallocated corporate charges for 2011 included a $3.1 million litigation settlement.

Balance Sheet

Through nine months of 2012, the Company held cash balances totaling $2.4 million, compared to cash balances of $7.2 million at year-end 2011, and provided $9.7 million of cash from operations. Working capital decreased $19.0 million, due largely to an increase of $37.1 million in accounts payable and other accrued liabilities, offset by increases in inventory and accounts receivable of $10.5 million and $6.0 million, respectively. Increased accounts payable reflects extended payment terms negotiated with suppliers and other accrued liabilities includes an increase in accrued interest of $13.6 million as most interest due is paid each year in June and December. The increase in inventories results from a planned inventory build which began during first quarter and peaked in second quarter. Inventory levels decreased in third quarter and will continue to do so during fourth quarter. Through three quarters of 2012, the Company contributed $25.0 million to the pension fund. $9.0 million was invested in capital projects and there were net redemptions of company stock totaling $6.9 million. Net debt was $517.1 million, up $12.6 million from year-end 2011 due in part to an outstanding balance on the revolving credit facility of $7.6 million. The Company had approximately $75 million of liquidity at the end of the current quarter.

Outlook

During fourth quarter 2012, Appleton expects continued strong sales and earnings growth from its thermal papers segment, led by its TLE business. The Company's decision to discontinue selling carbonless papers into certain international markets will likely account for most of the carbonless volume decline the Company anticipates for the fourth quarter and help improve fourth quarter earnings for the segment. Appleton expects improved sales and earnings for its Encapsys business during the fourth quarter 2012 compared to the same period last year. Appleton is also mindful that the devastation caused by Hurricane Sandy could impact fourth quarter results as it is expected to reduce short-term demand for its products.

Implementation of the base paper supply agreement with Domtar will continue to be a focus of Appleton's operations network and a key to improving the Company's cost structure, earnings and cash flow. Appleton expects to reduce working capital by $25 to $30 million by year-end.

Richards said the supply agreement with Domtar has enabled Appleton to implement its asset-light operating model and gain significant flexibility for its manufacturing network. He added that by narrowing its manufacturing focus to the Company's coatings and formulations capabilities, Appleton will no longer need to temporarily reduce base paper production to match inventory to market conditions as it did in fourth quarter 2011.

The Company will continue its intense focus on reducing waste, improving operational performance, increasing cash flow, and driving innovation across all its businesses.

Earnings release conference call

Appleton will host a conference call to discuss its third quarter 2012 results on Tuesday, November 6, 2012, at 11:00 a.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors. A replay will be available through November 19.

About Appleton

Appleton creates product solutions through its development and use of coating formulations, coating applications and Encapsys® microencapsulation technology. The Company produces thermal, carbonless and security papers and Encapsys products. Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,600 people and is 100 percent employee-owned. For more information, visit www.appletonideas.com.

Notice regarding forward-looking statements

This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seek" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appleton's strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A – Risk. Factors" in the Annual Report on Form 10-K. Many of these factors are beyond Appleton's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Information

Appleton is providing Adjusted Operating Income information, which is defined as operating income (loss) of Appleton, determined in accordance with all applicable and effective U.S. generally accepted accounting principles (GAAP), before certain income and expenses and non-cash items for the applicable period, as a complement to GAAP results. Appleton is also providing Adjusted EBITDA information, which is defined as net (loss) income of Appleton, including net income attributable to any non-controlling interest, determined in accordance with all applicable and effective U.S. GAAP, before interest income or expense, income taxes, depreciation, amortization, certain income and expenses and non-cash items for the applicable period, as a complement to GAAP results. Adjusted Operating Income and Adjusted EBITDA measures are commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted Operating Income and Adjusted EBITDA are not considered measures of financial performance under GAAP, and the items excluded from Adjusted Operating Income and Adjusted EBITDA are significant components in understanding and assessing Appleton's financial performance. Adjusted Operating Income and Adjusted EBITDA should not be considered in isolation or as alternatives to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing, or financing activities or other financial statement data presented in Appleton's consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in accompanying tables. Since Adjusted Operating Income and Adjusted EBITDA are not measures determined in accordance with GAAP and are susceptible to varying calculations, Adjusted Operating Income and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Table 1
Appleton Papers Inc. Consolidated Statements of Operations (dollars in thousands) (unaudited)
	For the Three Months Ended	For the Three Months Ended
	September 30, 2012	October 2, 2011

Net sales	$ 210,744	$ 217,104
Cost of sales	167,977	173,161

Gross profit	42,767	43,943

Selling, general and administrative expenses	32,302	32,744
Environmental expense insurance recovery	(2,188)	--
Restructuring	703	--

Operating income	11,950	11,199

Other expense (income)
Interest expense	14,832	15,112
Interest income	(42)	(47)
Recovery from litigation, net	--	(23,229)
Foreign exchange (gain) loss	(864)	1,352
Other expense (income)	94	(175)

(Loss) income before income taxes	(2,070)	18,186
Provision for income taxes	6	160

Net (loss) income	$ (2,076)	$ 18,026

Other Financial Data:

Normal depreciation and amortization	$ 7,631	$ 12,302
Accelerated depreciation associated with restructuring	887	--

Table 2
Appleton Papers Inc. Consolidated Statements of Operations (dollars in thousands) (unaudited)

	For the Nine Months Ended	For the Nine Months Ended
	September 30, 2012	October 2, 2011

Net sales	$ 644,275	$ 651,705
Cost of sales	580,395	518,485

Gross profit	63,880	133,220

Selling, general and administrative expenses	109,220	97,865
Environmental expense insurance recovery	(2,188)	--
Restructuring	27,175	--
Litigation settlement, net	--	3,122

Operating (loss) income	(70,327)	32,233

Other expense (income)
Interest expense	44,925	46,945
Interest income	(54)	(121)
Recovery from litigation, net	--	(23,229)
Foreign exchange loss	130	278
Other expense (income)	166	(1,549)

(Loss) income before income taxes	(115,494)	9,909
Provision for income taxes	146	361

Net (loss) income	$ (115,640)	$ 9,548

Other Financial Data:

Normal depreciation and amortization	$ 28,032	$ 36,418
Accelerated depreciation associated with restructuring	63,137	--

Table 3
Appleton Papers Inc. Consolidated Balance Sheets (dollars in thousands) (unaudited)

	September 30, 2012	December 31, 2011

Cash and cash equivalents	$ 2,443	$ 7,241
Accounts receivable	95,721	90,339
Inventories	102,173	102,527
Other current assets	51,112	54,724
Total current assets	251,449	254,831

Property, plant and equipment, net	243,870	324,665

Other long-term assets	59,668	62,422

Total assets	$ 554,987	$ 641,918

Accounts payable	$ 63,172	$ 51,766
Other current liabilities	112,890	95,311
Total current liabilities	176,062	147,077

Long-term debt	515,590	510,533

Other long-term liabilities	173,833	174,245
Total equity	(310,498)	(189,937)

Total liabilities & equity	$ 554,987	$ 641,918

Table 4
Appleton Papers Inc. Adjusted EBITDA (dollars in thousands) (unaudited)

	For the Three	For the Three	For the Nine	For the Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011

Net (loss) income	$ (2,076)	$ 18,026	$ (115,640)	$ 9,548

Add:
Interest expense, net	14,790	15,065	44,871	46,824
Provision for income taxes	6	160	146	361
Depreciation	7,947	11,719	89,455	34,669
Amortization	571	583	1,714	1,749
Recovery from litigation	--	(23,229)	--	(23,229)
Foreign exchange (gain) loss	(864)	1,352	130	278
Other (income) expense	94	(175)	166	(175)

EBITDA	20,468	23,501	20,842	70,025

Restructuring	703	--	27,175	--
One-time costs related to ceasing papermaking operations at West Carrollton, Ohio and transitioning to Domtar base paper supply agreement	3,488	--	19,888	--
Discontinued business combination transaction costs	276	--	7,167	--
Litigation settlement	--	--	--	3,122
Environmental expense insurance recovery	(2,188)	--	(2,188)	--
Multi-employer pension plan withdrawal expense	7,000	--	7,000	--

Adjusted EBITDA	$ 29,747	$ 23,501	$ 79,884	$ 73,147

CONTACT: Bill Van Den Brandt, Manager, Corporate Communications, 920-991-8613, bvandenbrandt@appletonideas.com